EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             GO2 PHARMACY.COM, INC.

         PURSUANT TO THE PROVISIONS OF SECTION 607.1006, FLORIDA STATUTES, THIS FLORIDA PROFIT CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF INCORPORATION:

FIRST:

         RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that item 1 of the Certificate of Incorporation be amended to read in its entirety as follows:

                  1.       The name of this Corporation is Go2Pharmacy, Inc.

SECOND:

         RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that item 4 of the Certificate of Incorporation be amended to read in its entirety as follows:

                  4. The aggregate number of shares which the Corporation shall have authority to issue is twenty-four million (24,000,000) shares of common stock, par value $.01 per share and five million eight hundred and fifty (5,850,000) shares of "blank check" preferred stock.

                  A.       DESIGNATION OF SERIES A PREFERRED STOCK.
                           ---------------------------------------

         The Corporation shall have the right to issue up to 150,000 shares of series A preferred stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 150,000. The shares of Series A Preferred Stock shall be issued as full shares and shall have no par value.

                  B.       DIVIDENDS.
                           ---------

                  (a) The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the "Junior Stock") at the rate of 10% per annum on the liquidation preference per share payable quarterly commencing with the quarter ending March 31, 2001.

Dividends shall accumulate from September 1, 1999, until the first payment date, at which time all accumulated dividends and dividends from the date of issuance shall be paid if funds are legally available at such time. If funds are not legally available at such time, dividends shall continue to accumulate until they can be paid from legally available funds. Notwithstanding the foregoing, dividends shall only accumulate or become payable once the Corporation has completed an initial public offering of its Common Stock.

                  (b) The dividends on the Series A Preferred Stock at the rates provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

                  (c) Dividends on all shares of the Series A Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

                  (d) In the event the Corporation shall be in default of any of its obligations to the holders of Series A Preferred Stock, the dividend rate of 10% shall automatically become 15%, and shall remain such until the Corporation's default shall be cured in its entirety.

                  C.       LIQUIDATION RIGHTS.

         Upon the sale of substantially all of the stock and assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment is made upon the Common Stock or any other series of Preferred Stock, an amount in cash equal to $10.00 per share, plus any accrued but unpaid dividends (or, if there be an insufficient amount to pay all Series A Preferred Stockholders, then ratably among such holders).

                  D.       VOTING RIGHTS.

         The holders of shares of Series A Preferred Stock shall have the right to vote on all matters as provided by law, with each share entitled to one vote per share, voting together with all shares of the Corporation's Common Stock.

                  E.       MANDATORY REDEMPTION.

         At such time as the Corporation shall generate a positive cash flow, as hereafter defined, the Corporation shall use all of such positive cash flow to redeem the Series A Preferred Stock, but only to the extent of such positive cash flow. Positive cash flow shall mean the net income or net loss of the Corporation, adjusted for amortization, depreciation and other non-cash charges. The determination of such amounts shall be made based upon financial statements reviewed or audited by the Corporation's independent public accountants for the Corporation's fiscal quarter or year end. The redemption amount paid shall equal the liquidation preference, plus all accrued but unpaid dividends, if any.

                  F. STATUS OF REDEEMED STOCK. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

SECOND:  The date of this amendment's adoption is September 15, 2000.

THIRD:   Adoption of Amendment(s)  (CHECK ONE)

       X    The amendment(s) was/were approved by the shareholders. The number
     -----  of votes cast for the amendment(s) was/were sufficient for approval.

            The amendment(s) was/were approved by the shareholders through ----- voting groups.

                THE FOLLOWING STATEMENT MUST BE SEPARATELY PROVIDED FOR EACH VOTING GROUP ENTITLED TO VOTE SEPARATELY ON THE AMENDMENT(S):

                           "The number of votes cast for the amendment(s) was/were sufficient for approval by
                           ___________________________________________________."
                           Voting group



         ___ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

         ___ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

                Signed this 15th day of September, 2000.

Signature: /s/ KOTHA S. SEKHARAM
           -----------------------
           (By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

                                       OR
                   (By a director if adopted by the directors)

                                       OR
              (By an incorporator if adopted by the incorporators)

                                KOTHA S. SEKHARAM
                                -----------------
                              Typed or printed name

                                    PRESIDENT
                                    ---------
                                      Title